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                                                             OMB APPROVAL
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                                                      OMB Number: 3235-0145
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                            UNITED STATES             Expires: October 31, 2002
                  SECURITIES AND EXCHANGE COMMISSION  --------------------------
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                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                          (AMENDMENT NO. ___________)*

                           Sontra Medical Corporation
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                                (Name of Issuer)

                                     Common
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                         (Title of Class of Securities)

                                   00083568109
            --------------------------------------------------------
                                 (CUSIP Number)

                                    04/30/04
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             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ X ] Rule 13d-1(b)

[   ] Rule 13d-1(c)

[   ] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or

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otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.  00083568W109

-------------------------------------------------------------------------------

  1. Names of Reporting Persons
     I.R.S. Identification Nos. of above persons (entities only).
     Hambrecht & Quist Capital Management LLC
     01- 0628853

-------------------------------------------------------------------------------

  2. Check the Appropriate Box if a Member of a Group (See Instructions)
     (a)
     (b)  X

-------------------------------------------------------------------------------

  3. SEC Use Only


-------------------------------------------------------------------------------

  4. Citizenship or Place of Organization
     Delaware

-------------------------------------------------------------------------------

Number of      5. Sole Voting Power
Shares              0
Beneficially
Owned by       -----------------------------------------------------------------
Each           6. Shared Voting Power    N/A
Reporting
Person With    -----------------------------------------------------------------
               7. Sole Dispositive Power    N/A

               -----------------------------------------------------------------
               8. Shared Dispositive Power    N/A

-------------------------------------------------------------------------------

  9. Aggregate Amount Beneficially Owned by Each Reporting
     Person    0

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-------------------------------------------------------------------------------

 10. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

-------------------------------------------------------------------------------

 11. Percent of Class Represented by Amount in Row (11)    0

-------------------------------------------------------------------------------

 12. Type of Reporting Person (See Instructions)

     IA

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                             SCHEDULE 13G EXHIBIT

ITEM 1.
     Sontra Medical Corporation
     10 Forge Parkway
     Franklin, MA 02038

ITEM 2.
     Hambrecht & Quist Capital Management LLC
     30 Rowes Wharf - 4th Floor
     Boston, MA  02110-3328
     (Delaware corporation)

     Common stock
     CUSIP: 00083568W109

ITEM 3.
     (e)  Investment Adviser

ITEM 4.
     Hambrecht & Quist Capital Management LLC ("HQCM") disclaims any beneficial interest in the shares reported in this Schedule 13G. Moreover, HQCM is of the view that the client accounts that it manages are not acting as a "group" for purposes of Section 13(d) under the Securities and Exchange Act of 1934 (the "1934 Act") and that it and such clients are not otherwise required to attribute to each other the "beneficial ownership" of securities "beneficially owned" under Rule 13d-3 promulgated under the 1934 Act. Therefore, HQCM is of the view that the shares held in such accounts should not be aggregated for purposes of Section 13(d). However, HQCM is making this filing on a voluntary basis as if all the shares are beneficially owned by HQCM on a joint basis.

     0 shares of Common stock beneficially owned
     0 of Common
     0 sole voting power (i) and sole dispositive power (iii)

ITEM 5.
     N/A

ITEM 6.
   N/A

ITEM 7.
     N/A

ITEM 8.
     N/A

ITEM 9.
     N/A

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ITEM 10.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

     Date:          __5/14/04_____________________________________________

     Signature:     _______________________________________________
     Name/Title:     Kim Carroll, Vice President
                     Hambrecht & Quist Capital Management Incorporated



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